Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 4 DATED JANUARY 3, 2017
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated November 15, 2016, Supplement No. 2, dated November 23, 2016 and Supplement No. 3, dated December 1, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose:

•	our entry into an amendment to our credit facility; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2016 through December 31, 2016, for each of our classes of common stock.
Entry into an Amended Credit Facility
On December 22, 2016, our Operating Partnership, as Borrower, entered into a First Amendment to Amended and Restated Credit and Term Loan Agreement (the "BofA First Amendment") with a syndicate of lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"). The BofA First Amendment amends that certain Amended and Restated Credit and Term Loan Agreement (the "BofA Credit Facility") dated as of January 13, 2015 among the Borrower, the BofA Lenders and BofA. The BofA Credit Facility consists of a $400 million revolving credit facility and a $150 million senior unsecured term loan. The BofA First Amendment among other things increased the maximum outstanding principal amount under the term loan from $150 million to $275 million (the "Accordion") pursuant to Section 2.15(a) of the BofA Credit Facility.
Use of Proceeds
Borrowings under the Accordion will be used (i) to repay certain secured loans, (ii) to fund anticipated redemptions of our unclassified shares of common stock, or "Class E" shares and (iii) for general corporate purposes.

Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2016 through December 31, 2016.

Date	NAV per Share
	Class E	Class A	Class W	Class I
December 1, 2016	$7.53	$7.53	$7.53	$7.53
December 2, 2016	$7.53	$7.53	$7.53	$7.53
December 5, 2016	$7.52	$7.52	$7.52	$7.52
December 6, 2016	$7.52	$7.52	$7.52	$7.52
December 7, 2016	$7.53	$7.53	$7.53	$7.53
December 8, 2016	$7.53	$7.53	$7.53	$7.53
December 9, 2016	$7.53	$7.53	$7.53	$7.53
December 12, 2016	$7.53	$7.53	$7.53	$7.53
December 13, 2016	$7.53	$7.53	$7.53	$7.53
December 14, 2016	$7.53	$7.53	$7.53	$7.53
December 15, 2016	$7.56	$7.56	$7.56	$7.56
December 16, 2016	$7.56	$7.56	$7.56	$7.56
December 19, 2016	$7.55	$7.55	$7.55	$7.55
December 20, 2016	$7.55	$7.55	$7.55	$7.55
December 21, 2016	$7.57	$7.57	$7.57	$7.57
December 22, 2016	$7.57	$7.57	$7.57	$7.57
December 23, 2016	$7.57	$7.57	$7.57	$7.57
December 27, 2016	$7.57	$7.57	$7.57	$7.57
December 28, 2016	$7.57	$7.57	$7.57	$7.57
December 29, 2016	$7.57	$7.57	$7.57	$7.57
December 30, 2016	$7.57	$7.57	$7.57	$7.57
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

2